UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2021

ALLIED ESPORTS ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38266	82-1659427
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17877 Von Karman Avenue, Suite 300

Irvine, California, 92614

(Address of Principal Executive Offices) (Zip Code)

(949) 265-2600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AESE	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On March 24, 2021, the Board of Directors of Allied Esports Entertainment, Inc. (the “Company”), in consultation with its financial and legal advisors, determined that a proposal from Bally’s Corporation (“Bally’s”) constitutes a “Superior Proposal” under the Amended and Restated Stock Purchase Agreement (the “Stock Purchase Agreement”) among the Company, Element Partners, LLC (“Element”) and other parties thereto. Under the terms of Bally’s proposal, Bally’s would acquire all of the equity interests of Club Services, Inc. (“CSI”), an indirect wholly-owned subsidiary of the Company that directly or indirectly owns the Company’s poker-related business and assets, including the entities comprising the World Poker Tour® (“World Poker Tour,” or “WPT®”), for consideration totaling $105 million in cash at the closing. Bally’s would also pay the $3.45 million break-up fee owed to Element upon the termination of the Stock Purchase Agreement, and Bally’s would pay to the Company a $10 million initial deposit within one business day of the execution of a definitive agreement. Bally’s also agrees to pay to the Company a $10 million reverse break-fee if Bally’s proposal is not completed due to a failure on Bally’s part. The terms of the agreement to consummate the transactions contemplated by Bally’s proposal, including the closing conditions, would be substantially the same as the Stock Purchase Agreement, revised only to the extent necessary to accommodate the specific aspects of Bally’s proposal.

The Company notified Element that it intends to terminate the Stock Purchase Agreement unless, prior to 5:00 p.m. Pacific Time on March 29, 2021, the Company and Element negotiate an amendment to the Stock Purchase Agreement such that the Bally’s proposal no longer constitutes a Superior Proposal.

Prior to making its determination regarding Bally’s proposal, the Company received a proposal from Bally’s to sell the outstanding capital stock of CSI for $100 million, and Bally’s increased its proposed purchase price to $105 million after discussions with the Company.

On March 25, 2021, the Company issued a press release regarding Bally’s proposal, which is attached as Exhibit 99.1.

Important Additional Information and Where You Can Find It

The Company has filed with the SEC and mailed to its stockholders a Consent Solicitation Statement in connection with the transactions contemplated by the “Original Agreement” (as defined in the Stock Purchase Agreement), and will file and mail to its stockholders supplemental materials with regards to the Stock Purchase Agreement (the “Sale Transaction”). The Consent Solicitation Statement, as supplemented, will contain important information about the Company, CSI, the Sale Transaction and the Stock Purchase Agreement. Investors and stockholders are urged to read the Consent Solicitation Statement and the supplemental materials carefully before making any decision to invest or consent to the Sale Transaction. Investors and stockholders will be able to obtain free copies of the Consent Solicitation Statement, supplemental materials and other documents filed by the Company with the SEC through the website maintained by the SEC at www.sec.gov or may contact the Company’s solicitor, Regan & Associates, Inc., by telephone (toll-free within North America) at 1-800-737-3426.

If a negotiated transaction between the Company and Bally’s is entered into, the Company will prepare a consent solicitation statement related to the proposed transaction, the proposed transaction will be submitted to the stockholders of the Company for their consideration, and the Company will provide the consent solicitation statement to its stockholders. The Company, and possibly Bally’s, may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for any consent solicitation statement or any other document which the Company or Bally’s may file with the SEC in connection with such proposed transaction. If a negotiated transaction between the Company and Bally’s is entered into, investors and stockholders are urged to carefully read the consent solicitation statement and the other relevant materials with respect to the proposed transaction with Bally’s in their entirety when they become available before making any voting or investment decision with respect to the proposed transaction with Bally’s. Such documents will contain important information about the proposed transaction with Bally’s.

Participants in the Solicitation

In addition to Regan & Associates, Inc., the Company, its directors and executive officers may be deemed to be participants in the solicitation of consents with respect to the Sale Transaction. Information regarding the Company’s directors and executive officers and their ownership of Company shares is contained in the Company’s Amended Annual Report on Form 10-K/A for the year ended December 31, 2019 and its definitive consent solicitation statement for the Sale Transaction which was filed with the SEC on February 2, 2021, and is supplemented by other public filings made, and to be made, with the SEC. The Company’s directors and executive officers beneficially own approximately 6.6% of Company common stock. Investors and stockholders may obtain additional information regarding the direct and indirect interests of the Company and its directors and executive officers with respect to the Sale Transaction by reading the consent solicitation statement and other filings referred to above.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated March 25, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 25, 2021

ALLIED ESPORTS ENTERTAINMENT, INC.

By:	/s/ Frank Ng
Frank Ng, Chief Executive Officer

 EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated March 25, 2021